Exhibit 4.2.14.2

EXECUTED VERSION

NEW YORK STATE ENERGY RESEARCH

AND DEVELOPMENT AUTHORITY

AND

THE BANK OF NEW YORK MELLON,

formerly The Bank of New York,

as Trustee

hereby enter into this

FIRST SUPPLEMENTAL INDENTURE

Dated June 30, 2010

to the

TRUST INDENTURE

Dated as of May 1, 2005

-relating to-

$126,300,000 Facilities Revenue Bonds, Series 2005A

(Consolidated Edison Company of New York, Inc. Project)

THIS FIRST SUPPLEMENTAL INDENTURE, made and dated as of June 30, 2010 (the “First Supplemental Indenture”) to the TRUST INDENTURE dated as of May 1, 2005 (the “Indenture”) by and between NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY and THE BANK OF NEW YORK MELLON, formerly The Bank of New York, as Trustee (the “Trustee”), dated as of May 1, 2005, relating to $126,300,000 Facilities Revenue Bonds, Series 2005A (Consolidated Edison Company of New York, Inc. Project):

W I T N E S S E T H     T H A T

WHEREAS, pursuant to a special act of the Legislature of the State of New York, (Title 9 of Article 8 of the Public Authorities Law of New York, as from time to time amended and supplemented, herein called the “Act”), the Authority has been established, as a body corporate and politic, constituting a public benefit corporation; and

WHEREAS, the Authority issued bonds (the “Bonds”) under the Indenture in order to provide funds for the refunding of certain obligations of the Authority originally issued to finance a portion of the cost of acquisition, construction and installation of certain facilities for the local furnishing of electric energy within Consolidated Edison Company of New York, Inc.’s (the “Company’s”) service area, and an Initial Support Facility was provided in the form of a Letter of Credit dated May 26, 2005; and

WHEREAS, at the request of the Company, the Authority is providing for the delivery of an Alternate Support Facility (as defined in the Indenture) in the form of a Letter of Credit dated June 30, 2010, issued by Mizuho Corporate Bank, Ltd. (the “Mizuho Letter of Credit”), and has determined that entry into such Alternate Support Facility will make new administrative and procedural provisions to the Indenture necessary or desirable in order to obtain a rating on the Bonds based upon such facility; and

WHEREAS, pursuant to Section 14.01 of the Indenture, the Authority and the Trustee, from time to time and at any time and without the consent or concurrence of any Holder, may enter into a Supplemental Indenture to provide for any such new administrative or procedural provisions; and

WHEREAS, all acts, conditions and things necessary or required by the Constitution and statutes of the State of New York or otherwise, to exist, happen, and be performed as prerequisites to the execution of this First Supplemental Indenture, do exist, have happened, and have been performed;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Authority agrees with the Trustee and with the respective owners, from time to time, of the Bonds or any part thereof as follows:

ARTICLE I

AUTHORIZATION;DEFINITIONS

Section 1.01. Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Article XIV of the Indenture; and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require and as otherwise provided in Article II hereof, all terms which are defined in Sections 1.01 and 1.02 of the Indenture, shall have the same meanings, respectively, in this First Supplemental Indenture, as such terms are given in said Sections 1.01 and 1.02 of the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.01. Amendment to Section 6.01(3) of the Indenture. Section 6.01(3) of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

(3) The Trustee shall not make a draw or borrowing under the Initial Support Facility to pay principal of, premium, if any, or interest on Bonds or to pay the Purchase Price of Bonds that bear interest at an Auction Rate, a Commercial Paper Rate, a Semi-annual Rate, a Term Rate or a Fixed Rate or under any other Support Facility which by its terms is not available to be drawn upon or borrowed under while Bonds bear interest at any such rate.

Section 2.02. Amendment to Section 9.03(2) of the Indenture.

Section 9.03(2) of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

2. Bond Purchase Fund. Pursuant to Section 4.02(d) of the Participation Agreement, the Company has agreed that the Company shall, to the extent not paid from a draw or payment under a Liquidity Facility, provide funds to the Trustee for payment to, or provide funds directly to, the Registrar and Paying Agent for deposit in the Bond Purchase Fund and credit to the Company Account therein established under the Bond Purchase Trust Agreement to be applied to the payment of the Purchase Price of any Bond pursuant to the Bond Purchase Trust

Agreement to the extent not otherwise provided from the sources described in the Bond Purchase Trust Agreement.

In the event sufficient funds are not available under Section 2.03(a)(i) of the Bond Purchase Trust Agreement to pay such Purchase Price on the date of purchase of any Bonds pursuant to Section 5.03, 5.04, 5.08 or 5.09 hereof, the Registrar and Paying Agent on or prior to the time specified in the Bond Purchase Trust Agreement shall direct the Trustee to request a draw or payment under the Liquidity Facility in accordance with the terms thereof in the amount required, together with amounts, if any, available under Section 2.03(a)(i) of the Bond Purchase Trust Agreement, to pay the Purchase Price of such Bonds on such date of purchase. The Trustee shall on or prior to the time specified in the Bond Purchase Trust Agreement request such draw or payment under the Liquidity Facility (in the case of a mandatory tender pursuant to Section 5.08, under the Liquidity Facility which is expiring or being replaced) in accordance with the terms thereof and shall on or prior to the time specified in the Bond Purchase Trust Agreement transfer the proceeds of such draw or payment to the Registrar and Paying Agent, who shall cause the proceeds of such draw or payment to be deposited in the Bond Purchase Fund under the Bond Purchase Trust Agreement and credited to the Liquidity Facility Proceeds Account therein. The Registrar and Paying Agent shall notify the Company of the amount and date of such request. The Registrar and Paying Agent shall promptly notify the Company in the event that it has not received any amounts requested under a Support Facility prior to the time specified in the Bond Purchase Trust Agreement on any date a Purchase Price is due.

The Remarketing Agent for a subseries of Bonds shall notify the Registrar and Paying Agent and the Trustee, at or prior to 11:00 a.m. (New York City time) on a specified purchase date, of the amount of the proceeds of the related remarketing, and shall specify whether remarketing proceeds (excluding any such proceeds from the Company, the Authority or an affiliate of either) equal to the full amount of the Purchase Price payable on such purchase date are held by such Remarketing Agent and will be available on such purchase date for the payment of such Purchase Price, and, if the amount of such remarketing proceeds that will be available on such purchase date for the payment of such Purchase Price shall not be equal to the full amount of the Purchase Price payable on such purchase date, such notice shall specify the amount of the deficiency. By 11:30 a.m. (New York City time) on such purchase date, the Remarketing Agent shall pay to the Registrar and Paying Agent, for deposit in the Bond Purchase Fund and credit to the Remarketing Proceeds Account, an aggregate amount of such remarketing proceeds equal to the amount stated in such notice to be available on such purchase date for the payment of such Purchase Price.

Notwithstanding anything in this Section 9.03 to the contrary, the Trustee may not draw under a Direct-Pay Credit Facility to pay amounts due in respect of (i) Bonds held by the Support Facility Issuer, the Authority or the Company, or (ii) Bonds not covered by the Direct-Pay Credit Facility.

Section 2.03. Amendment to Section 12.03 of the Indenture. Section 12.03 of the Indenture is hereby amended to read in its entirety as follows (with inserted text underscored):

Section 12.03. Declaration of Principal and Interest As Due. Notwithstanding the pendency of a mandatory tender under Section 5.09, upon the occurrence of an Event of Default specified in clause (c) or (d) of Section 12.01 of which the Trustee has been notified by the Support Facility Issuer, then the Trustee shall upon the written request or direction of such Support Facility Issuer, unless a Support Facility Issuer Default has occurred and is continuing, declare the principal of and accrued interest on all the Bonds then Outstanding (if not then due and payable) to be due and payable immediately, and upon such declaration the same shall become due and be immediately due and payable. In such event, payment of principal of the Bonds and all accrued and unpaid interest thereon shall be required to occur immediately and in any event not later than the fifth day following receipt by the Trustee of the written direction or request from the Support Facility Issuer and, upon payment of all such amounts to the Holders of the Bonds, interest shall cease to accrue. Upon the occurrence and continuation of any Event of Default, except for an Event of Default specified in clause (c) or (d) of Section 12.01, of which the Trustee has been notified or is deemed to have notice as provided in Section 11.08, then and in every case the Trustee by a notice in writing to the Authority, the Company and (to addresses then specified by the Authority) the Governor, the Comptroller and the Attorney General of the State of New York may with the written consent of the Credit Facility Issuer, (such consent, however, not being required if a Support Facility Issuer Default has occurred and is continuing) if any, and upon the written request or direction of the Credit Facility Issuer, if any, so long as no Support Facility Issuer Default has occurred and is continuing, or, if a Credit Facility is not in effect or a Support Facility Issuer Default has occurred and is continuing, upon the written request or direction of the Holders of not less then twenty-five percent (25%) in principal amount of the Bonds then Outstanding (determined in accordance with the provisions of Section 13.03) shall, declare the principal of and accrued interest on all the Bonds then Outstanding (if not then due and payable) to be due and payable immediately, and upon such declaration the same shall become due and be immediately due and payable, anything contained in the Bonds or in this Indenture to the contrary notwithstanding. If, however, at any time after the principal of the Bonds shall have been so declared to be due and payable, and before the entry of final judgment or decree in any suit, action or proceeding instituted on account of such Event of Default, or before the completion of the enforcement of any other remedy under this Indenture, moneys shall have accumulated in the Bond Fund sufficient to pay the principal of and any premium (or redemption price) on all Bonds (or portions of the principal amount thereof) then or theretofore required to be redeemed pursuant to any provisions of this Indenture (excluding principal not then due except by reason of the aforesaid declaration) and all arrears of interest and interest then due, if any, upon Bonds then Outstanding and if the fees, compensation, expenses, disbursements, advances and liabilities of the Trustee and all other amounts then payable by the Company under the Participation Agreement and the Note shall have been paid or a sum sufficient to pay the same shall have been deposited with the Trustee, and every other Event of Default known to the Trustee in the observance or performance of any covenant, condition or agreement contained in the Bonds or in this Indenture (other than default in the payment of the principal of such Bonds then due only because of a declaration under this Section) shall have been remedied to the satisfaction of the Trustee or the Company shall be taking, or shall be causing to be taken, appropriate action in good faith to effect its cure, and all Events of Default have been rescinded and annulled by the Trustee (or in the case of an Event of Default specified in clause (c) or (d) of Section 12.01, by any Support Facility Issuer), and to the extent a Support Facility is in effect, the issuer of such Support Facility has delivered to the Trustee a written notice to the effect that any amounts drawn, borrowed or paid under such Support Facility to pay accrued interest on the Bonds have been reinstated in the amount of such draw, borrowing or payment, then and in every such case the Trustee may, with the written consent of the Support Facility Issuer, if any, unless a Support Facility Issuer Default has occurred and is continuing, and upon the written request or direction of the Support Facility Issuer, if any, unless a Support Facility Issuer Default has occurred and is continuing, or, if a Support Facility is not in effect or a Support Facility Issuer Default has occurred and is continuing upon the written request or direction of the Holders of not less than a majority in aggregate principal amount of the Bonds (determined in accordance with the provisions of Section 13.03) then Outstanding shall, by written notice to the Authority, rescind and annul such declaration and its consequences; provided, however, that notwithstanding any such rescission and annulment during an Auction Rate Period, the Bonds shall continue to bear interest at the Overdue Rate for the applicable period of time determined pursuant to Article III. No such rescission or annulment pursuant to the next preceding sentence shall extend to or affect any subsequent default or impair any right consequent thereto.

ARTICLE II

MISCELLANEOUS

Section 3.01. Effective Date; Counterparts. This First Supplemental Indenture shall become effective upon execution and delivery hereof together with the delivery of each of (i) an Opinion of Bond Counsel pursuant to Sections 6.02, 14.01, and 14.04 of the Indenture and (ii) the Mizuho Letter of Credit. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.02. Acceptance. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as so amended and supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Authority or for or in respect of the recitals contained herein.

All covenants and agreements in this First Supplemental Indenture by the Authority or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws provisions thereof (other than Section 5-1401 of the New York General Obligations Law).

All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Authority has caused this First Supplemental Indenture to be executed by its President, Vice President, Secretary or Treasurer and its corporate seal to be hereunto affixed and attested by its Assistant Secretary, and the Trustee has caused this First Supplemental Indenture to be executed and attested by its authorized officer, all as of the date first above written.

NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By
Treasurer

(Seal)

Attest:

Assistant Secretary

THE BANK OF NEW YORK MELLON as Trustee

By
Title: Vice President

[Signature page to First Supplement to the Trust Indenture dated as of

May 1, 2005, relating to $126,300,000 Facilities Revenue Bonds, Series 2005A

(Consolidated Edison Company of New York, Inc. Project)]